EXHIBIT 10(h)
                          GAS TRANSPORTATION AGREEMENT

     THIS AGREEMENT, made and entered into as of this 14th day of June, 1994, by and between MESA Operating Co., a Delaware corporation, acting on behalf of itself and as agent for Hugoton Capital Limited Partnership (HCLP) hereinafter collectively referred to as "Shipper," and WESTERN RESOURCES, INC., a Kansas corporation, hereinafter referred to as WR."

                                   WITNESSETH

     WHEREAS, Shipper desires that certain volumes of gas be delivered to WR, and

     WHEREAS, WR is willing on behalf of Shipper to compress and transport such gas through WR's facilities and deliver such gas for Shipper's account at the interconnect point(s) specified herein or at such other interconnect point(s) as may be mutually agreed to between the parties with such compression and transportation to take place pursuant to this Agreement between WR and Shipper and with WR to be paid for such compression and transportation by Shipper as hereinafter set forth; and

     WHEREAS, WR is agreeable to compressing and transporting such gas on a firm basis, in accordance with the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, the parties hereto agree as follows:

                                       1

                                    ARTICLE I

                               DEFINITION OF TERMS

     Except where the content expressly states another meaning, the following terms, when used in this Agreement shall have the following meanings:

     1.1 The term "day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at 8:00 a.m. local time.

     1.2 The term "month" shall mean the period of time beginning at 8:00 a.m. local time on the first day of the calendar month and ending at 8:00 a.m local time on the first day of the next succeeding calendar month.

     1.3 The term "quarter" shall mean a three-month period beginning January 1st, April 1st, July 1st or October 1st.

     1.4 The term "contract year" shall mean a period of twelve (12) consecutive months beginning on the first day of the month during the occurrence of initial deliveries of gas hereunder. The last contract year of this Agreement shall end at the termination hereof as provided in Article XI of this Agreement.

     1.5 The term "cubic foot" shall mean the volume of gas which occupies one cubic foot when such gas is at a temperature of sixty degrees Fahrenheit (60 degrees F), and at a pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia) dry and corrected for deviation from ideal gas behavior.

     1.6 The term "MCF" shall mean one thousand (1,000) cubic feet of gas; the term "MMCF" shall mean one million (1,000,000) cubic feet of gas; and the term "BCF" shall mean one billion (1,000,000,000) cubic feet of gas.

                                        2

     1.7 The term "British Thermal Unit (BTU)" shall mean the amount of heat required to raise the temperature of one pound of water from fifty-nine degrees Fahrenheit (59 degrees F) to sixty degrees Fahrenheit (60 degrees F) at a pressure of fourteen and sixty-five hundredths pounds per square inch (14.65 psia). The term "MMBTU" shall mean one million (1,000,000) BTU.

     1.8 The term "gross heating value" means the total calorific value, expressed as BTU per cubic foot, and obtained pursuant to Paragraph 7.11 of
ARTICLE VII of the amount of gas which would occupy the volume of one cubic foot on a dry basis.

     1.9 The term "gas" shall mean natural gas or a mixture of hydrocarbons or of hydrocarbons and noncombustible gases, helium and other inerts, in a gaseous state, consisting predominantly of methane.

                                   ARTICLE II

                             DELIVERY AND REDELIVERY

     2.1 Subject to the further provisions of this Agreement, Shipper agrees to deliver or cause to be delivered to WR at the point(s) of interconnect as set forth on Exhibit "A," attached hereto and made a part hereof, hereinafter called the "Delivery Point(s)," or at such other points as the parties may mutually agree and place on Exhibit "A," and WR agrees to accept, compress, transport and redeliver, (i) up to one hundred thirty (130) MMCF per day of gas on a firm basis during the months of April through October and up to an additional (thirty) (30) MMCF per day of gas on an interruptible basis, and (ii) up to one hundred forty-five (145) MMCF per day of gas on a firm basis during the months of November through March and up to an

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additional fifteen (15) MMCF per day of gas on an interruptible basis.  Except for events of force majeure and scheduled maintenance, WR cannot refuse to accept, compress, transport or redeliver gas delivered by Shipper on a firm basis up to the maximum firm quantities specified above. WR shall redeliver volumes of gas, containing the same number of BTU's, equivalent gallons of ethane and heavier hydrocarbon products, and equivalent cubic feet of helium as the gas contained when accepted by WR, except for any reduction for any natural gas liquids which may occur as a result of natural condensation in the compression or transportation process, to the point(s) of interconnect as set forth on Exhibit "B," attached hereto and made a part hereof, hereinafter called the "Redelivery Point(s)," or at such other points as the parties may mutually agree and place on Exhibit "B." The acceptance and inclusion of additional Delivery and Re-delivery Points under this Agreement shall be at WR's sole discretion.

     2.2 Shipper shall separately deliver to WR at the outlet of the Satanta Plant a daily volume of residue gas equivalent to the volume of fuel actually incurred in providing the services hereunder at WR's Ulysses compressor station and in WR's pipeline facilities between the Delivery and Redelivery Point(s), up to a maximum of two and thirty-eight hundredths percent (2.38%) of the volumes accepted from Shipper by WR for compression and transportation at the Intermediate Delivery Point hereunder. On July 1, 1996, and each succeeding July 1st during the remaining term of this Agreement, at WR's option, said maximum percentage may be redetermined by WR. WR shall use its best judgement in redetermining said percentage based on

                                       4

actual fuel consumption incurred in providing the services hereunder at WR's Ulysses compressor station and in WR's pipeline facilities between the Delivery and Redelivery Point(s).

     2.3 Commencing on the date of first acceptance by WR of gas at the Delivery Point(s), and continuing thereafter during the term hereof, WR shall redeliver at the Redelivery Point(s), volumes of gas containing the same number of BTU's, equivalent gallons of ethane and heavier hydrocarbon products, and equivalent cubic feet of helium as the gas contained when accepted by WR, except for any reduction for any natural gas liquids which may occur as a result of natural condensation in the compression or transportation process, from Shipper under said Paragraph 2.1 at the Intermediate Delivery Point. Measurement of gas at the Redelivery Point(s) shall be through facilities installed, operated and maintained by the party owning such facility or as new delivery points may be added, by WR or others as may be designated.

     2.4 Delivery and redelivery may be at points through which other volumes of gas are being measured; therefore, the measurement of the volumes of gas delivered and redelivered under this Agreement shall be considered as part of the total volumes measured through the meter. Each party hereto will furnish or cause to be furnished to the other party hereto all data required to accurately account for all gas delivered and redelivered hereunder.

     2.5 Nothing in this contract shall require WR to increase the capacity of the existing compressor station or pipeline system. WR shall sustain the capacity of the

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existing compressor station and pipeline system at current levels and shall maintain such facilities in good working order.

                                  ARTICLE III

                 SCHEDULING, REPORTING AND BALANCING DELIVERIES

     3.1 At least ten (10) days prior to the first day of each quarter of each calendar year, or at such other times as may be mutually agreeable to the parties hereto, Shipper shall furnish to WR a written schedule showing the estimated daily quantity of gas it desires WR to transport hereunder during each month of the following four quarterly periods. This schedule is prepared only to allow the parties hereto to schedule maintenance on compressors and other facilities. Both parties understand and agree that this schedule reflects estimates only and such estimates may change from time to time. WR agrees to use its best efforts to schedule and reasonable commercial efforts to perform maintenance on its compressors and other facilities in a manner which would allow Shipper to produce the estimated quantities of gas provided pursuant to this Section 3.1, as such estimates may change from time to time.

     3.2 Shipper shall on a daily basis by nine o'clock (9:00) a.m. or on some other mutually agreeable basis, verbally advise WR's Gas Control Department as to the volumes and estimated BTU content of the gas by delivery point which Shipper desires transported hereunder.

     3.3 Either party or its designee owning the measurement facilities will report or cause to be reported to the other party on a daily basis, the volumetric activity

                                       6

regarding that delivery or redelivery point. Such reported volumes will be a field approximation and not of accounting accuracy.

     3.4 Notwithstanding the quarterly estimate discussed in Paragraph 3.1 above, Shipper may nominate, in writing, a transport volume by the 20th of each month specifying the daily volumes to be transported, and WR shall notify Shipper, in writing by the 25th of its acceptance of such original nomination (the Original Nomination). When such Original Nomination is subsequently modified by both parties, in writing, then such nomination, as changed, shall nevertheless be deemed the Original Nomination for the applicable transport month.

     3.5 Whenever during any month, Shipper desires to change its transportation nomination for the remaining day(s) in that month or desires to change its transportation nomination on a daily basis or for any hour(s) on any particular day(s), it may do so provided (i) Shipper requests such a change(s), in writing, at least four hours prior to such change being effective and (ii) WR accepts such change(s), in writing, within two hours of Shipper's requested change(s) in its nominations(s). WR shall charge the rate provided for herein on the actual monthly transport volume. If the actual monthly transport volume is less than ninety percent (90%) of the Original Nomination, Shipper shall nevertheless pay WR as though ninety (90%) of the Original Nomination had been transported if (1) such shortfall was not the result of force majeure, (2) such shortfall was not caused by WR and (3) WR demonstrates to Shipper that WR was unable to transport such volumes for other parties for the month as a result of Shipper's Original Nomination.

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     3.6 While it is the intent of the parties hereto that gas delivered to WR hereunder be redelivered concurrently, it is recognized that due to operating conditions, the volumes of gas delivered may not be equal to the volume of gas redelivered on any one particular day. The parties shall use their best efforts to keep such variances to a minimum, and therefore agree to undertake to balance deliveries and redeliveries monthly on a BTU basis. Any monthly BTU imbalance shall be eliminated within the next thirty (30) days or some other mutually agreeable time period. Upon termination of this Agreement, any party owing gas hereunder shall tender for delivery or redelivery at the point herein designated the amount of such deficiency within sixty (60) days from the date of such termination. It is understood and agreed that there will be complete balancing upon or following termination of this Agreement and that the provisions of this Paragraph shall survive the termination of the other portions of this Agreement until such time as such balancing is attained. Should, after a period of sixty
(60) days, Shipper be unable to eliminate a balance of gas residing in WR's system due to Shipper's failure to provide for the redelivery of said gas, then WR shall purchase said gas from Shipper at the spot market price discussed below, expressed in dollars per MMBTU dry, in effect for the month said gas is purchased. Should, after a period of sixty (60) days, Shipper not deliver gas to make-up a shortage in its account on WR's system, Shipper shall pay WR for each MMBTU required to eliminate said shortage at one hundred five percent (105%) of the spot market price discussed below, expressed in dollars per MMBTU dry, in effect for the month in which such shortage is eliminated. Said spot market price shall be equal

                                       8

to the arithmetic average of the five (5) "Index" MMBTU price postings representing deliveries into the pipeline systems of ANR Pipeline Co. (Oklahoma region), Natural Gas Pipeline Co. of America (Oklahoma and Kansas region), Northern Natural Gas Co. (Texas, Oklahoma and Kansas region), Panhandle Eastern Pipeline Co. (Texas and Oklahoma region) and the Williams Natural Gas Co. (Texas, Oklahoma and Kansas region) as reported in the first issue of Inside FERC Gas Market Report for the month in which said gas is purchased by WR or said shortage is eliminated by Shipper, respectively.

                                       9

                                   ARTICLE IV

                                    QUANTITY

     4.1 Shipper shall deliver to WR each contract year a minimum quantity of twenty (20) BCF at the Delivery Point(s), with daily quantities delivered to and accepted by WR at the Delivery Point(s) up to the maximum quantities as specified in Section 2.1.

     4.2 It is understood that WR is currently obligated to transport up to thirteen (13) MMCF per day on a firm basis for other customers from the Initial Delivery Point to the Final Redelivery Point. In the event insufficient firm capacity is available to transport both the quantities specified in Section 2.1 and the firm quantity stated above which WR is currently obligated to serve, the total available firm capacity will be allocated among WR's firm customers based on the ratio between each customer's firm (MDQ's) WR is obligated to serve. Notwithstanding the above, the total available firm capacity allocated to Shipper will not be less than ninety-one and eight tenths percent (91.8%) of the total available firm capacity in the months of November through March and will not be less than ninety and nine tenths percent (90.9%) of the total available firm capacity in the months of April through October.

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                                   ARTICLE V

                                    QUALITY

     5.1 All natural gas delivered and redelivered under the terms of this Agreement shall be of merchantable quality and conform to the following specifications:

     (a) Oxygen - the gas shall be free of oxygen

     (b) Hydrogen Sulfide - the hydrogen sulfide content shall not exceed one-quarter (1/4) grain per one hundred (100) cubic feet.

     (c) Carbon Dioxide - the carbon dioxide content shall not exceed five hundred (500) parts per million.

     (d) Liquids - the gas shall be free of water and hydrocarbons in liquid form at the temperature and pressure at which the gas is delivered. The gas delivered at the Intermediate Delivery Point and the Final Redelivery Point shall in no event contain water vapor in excess of seven pounds (7#) per million cubic feet.

     (e) Dust, Gums and Solid Matter - the gas shall be commercially free of dust, gum and other solid matter.

     (f) Heating Value - the gas shall have a heating content of not less than nine hundred and fifty (950) BTU per cubic foot at fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia) saturated.

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     (g) Total Sulphur - the gas shall not contain more than twenty (20) grains of total sulphur per one hundred (100) cubic feet of gas as determined by a method generally acceptable for use in the gas industry.

     (h) Temperature - the gas shall not be delivered at a temperature of more than one hundred twenty degrees (120 degrees) Fahrenheit.

     5.2 If, at any time, gas tendered for delivery and/or redelivery hereunder shall fail to conform to any of the quality specifications set forth above, the receiving party may, at its option, refuse to accept delivery and/or redelivery and be absolved of any further obligation to perform, pending correction of the deficiency by the delivering party. The receiving party shall notify the delivering party of the deficiency as soon as possible after its occurrence. However, if Shipper delivers to WR gas which conforms to all of the quality specifications set forth above, then WR must redeliver to Shipper gas which conforms to all of the quality specifications set forth above and WR will perform whatever work is required to cause the gas to meet such quality specifications.

                                   ARTICLE VI

                                   PRESSURES

     6.1 Shipper shall deliver gas to WR at the Initial Delivery Point at a pressure of not less than one hundred (100) psig. After compression by WR, the gas shall be delivered to Shipper at the Intermediate Redelivery Point at a pressure not more than six hundred (600) psig nor less than five hundred (500) psig. After dehydration or processing by Shipper, the pressure of the gas or residue gas redelivered to WR at

                                       12

the Intermediate Delivery Point shall not decline by more than ten (10) psi if dehydrated only, or more than twenty-five (25) psi if dehydrated and processed from the pressure such gas was delivered at the Intermediate Redelivery Point. WR shall deliver gas dehydrated by Shipper, back to Shipper at the inlet to the Satanta Processing Plant at a pressure not less than four hundred ninety (490) psig.

                                  ARTICLE VII

                  MEASUREMENT AND HEATING VALUE DETERMINATION

     7.1 Gas delivered to WR under this Agreement shall be measured at prevailing meter pressures and the volumes thereof shall be calculated and accounted for as between the parties hereto on the basis of a standard cubic foot of gas at a pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia) and a temperature of sixty degrees Fahrenheit (60 degrees F), computed in accordance with Boyle's Law governing pressure and volume of gases (with correction for deviation as hereinafter provided).

     7.2 Gas redelivered under this Agreement by WR shall be measured and calculated by the party owning said measurement facilities or his designee at the point(s) of redelivery as described in Exhibit "B." The basis of measurement shall be as described in Paragraph 7.1 above. All delivery and re-delivery measurement shall be expressed or re-expressed on the same pressure base for balancing and billing purposes as provided for herein.

     7.3 Gas volumes and BTU/CF measurements shall be corrected to reflect the actual water vapor content of the gas as delivered or redelivered. Any gas which

                                       13

contains water vapor of seven pounds (7#) per MMCF or less shall be deemed
"dry".

     7.4 The specific gravity of the gas delivered and redelivered hereunder shall be determined by the party currently operating the measurement facilities as often as is found necessary in practice and in accordance with an approved method, provided that such test shall be preceded by reasonable notice to the other parties in order that they may have a representative present.

     7.5 The temperature of the gas delivered and redelivered hereunder shall be determined by means of recording thermometers of standard manufacture so installed that they may properly record the temperature of the gas delivered and redelivered through the meters. The arithmetical average of the hourly temperature recorded for each period shall be used in correcting the volume of gas measured during said period to the standard provided in Paragraph 7.1 and
7.2 above.

     7.6 The deviation of the gas from Boyle's Law at the pressure and temperatures at which the gas is measured shall be by tests and analyses performed as often as the parties hereto deem necessary. The method of making such tests or analyses shall be determined by mutual agreement.

     7.7 It is assumed and agreed that the values of the Reynolds number factor and the expansion factor are ONE (1).

     7.8 The pressure and uncorrected volumes of gas delivered and redelivery hereunder shall be measured by standard type metering equipment constructed as required by WR, at the Point(s) of Delivery and Redelivery hereunder. Orifice metering facilities shall be constructed in accordance with Gas Measurement Committee Report

                                       14

No. 3, dated April 1955 of the Natural Gas Department of the
American Gas Association and any subsequent amendments thereof which are mutually agreeable to the parties hereto, and volumes shall be calculated in accordance with said Gas Measurement Committee Report No. 3, or as hereafter amended.

     7.9 Either party shall have access to the metering equipment at all reasonable times, but calibrations and adjustments thereof and changing of charts shall be done by the employees or agents of the owning party and such party shall change the charts in accordance with good practice and shall keep said meters accurate and in good repair. The meters shall be tested and calibrated by the owning party monthly, or as often as is found necessary in practice, provided that such tests shall be preceded by reasonable notice to the parties in order that the parties may have representatives present. Either party may challenge the accuracy of any meter and if, after testing, such meter is found by the owning party to be inaccurate by an amount exceeding one percent (1%), high or low, then said party shall repair the meter and make the necessary volume corrections, based on the extent of the inaccuracy and adjusting back to zero percent (0%), for the time the meter has been inaccurate, provided that in no event shall corrections extend back beyond the date of the preceding tests. If the meter, when challenged, is found to be accurate within one percent (1%), high or low, then the cost of the test shall be borne by the requesting party and the meter shall be repaired to measure accurately. If for any reason any meter shall be out of service or repair so that the amount of gas delivered cannot be ascertained or computed from the reading thereof, the gas delivered during the period

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the meter is out of service or repair shall be estimated and agreed upon by the parties upon the basis of the best data available using the first of the following methods which is feasible: (1) By using the registration of any check meter(s) installed and accurately registering; (2) By correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; (3) By estimating the quantity of delivery by deliveries during preceding periods under similar conditions when the meter was registering accurately. If the period that the meter is out of service or repair is not known or agreed upon, the correction shall be made for a period equal to one half (1/2) the time since the date of the last test, but not exceeding thirty
(30) days.

     7.10 The charts and records from the metering equipment shall remain the property of the owning party but, upon request of the other party, the owning party shall submit same to the other party together with calculations therefrom, for such party's inspection and verification, subject to return within twenty
(20) days from receipt thereof, after which the charts and records shall be kept on file by the owning party for a period of time not less than specified by Kansas law and may then, at the owning party's option, be destroyed.

     7.11 The gross heating value of the gas delivered and redelivered hereunder shall be determined monthly by gas chromatography from a continuous sample of the gas taken at the Intermediate Delivery Point. From this analysis, a determination of the gross heating value will be made in accordance with the latest published procedures by the Gas Processors Association. The continuous sample will be taken such that

                                       16

the monthly measured volume and monthly BTU/CF content are for the same period and will be used together in payment calculations for the gas delivered to WR and redelivered by WR.

     7.12 In the event daily BTU calculations are required, the monthly BTU/CF determination derived from the analysis of the monthly continuous or periodic sample would be applicable to each and every daily volume in the given month. As an alternative to gas chromatography, WR may determine the gross heating value of the monthly continuous or periodic sample by a calorimeter employing the Thomas Principle of Calorimetry described in Research Paper #519 published by the U.S. Department of Commerce. In the event a continuous sample is lost or inadvertently destroyed, the previous month's gross heating value will be applied unless a mutually agreeable alternate source of accurate data is available for that month. All tests and analyses of samples shall be preceded by reasonable notice to the other party in order that such party may have a representative present.

     7.13 If during the term hereof, any new and improved method or technique is developed for gas measurement or for determination of factors used in gas measurement, such new and improved method or technique may be substituted for the gas measurement described herein by mutual agreement of the parties.

                                  ARTICLE VIII

                                     RATES

     8.1 For gas transported on behalf of Shipper hereunder, Shipper shall pay WR a transportation rate equal to six cents ($.06) for each MCF of gas transported

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from the Initial Delivery Point to the Final Redelivery Point based on the volumes of gas actually delivered by WR for Shipper's account at the Final Redelivery Point. The transportation rate shall escalate at four percent (4%) on each annual anniversary date beginning June 1, 1996.

     8.2 The parties hereto agree that transportation of gas hereunder shall not include storage service.

     8.3 Should it appear to WR that it will be required to incur additional costs of any kind, excluding property, ad valorem, franchise and income taxes and costs of administering this agreement or operating, maintaining, or replacing existing capacity, equipment, pipelines, or facilities used and useful in the performance of this Agreement and not otherwise identified in this Agreement, WR shall advise Shipper of its estimate of such costs with supporting workpapers, the reasons such costs are expected to be incurred to provide service, and the changes required in Shipper's nominations and scheduling of gas transportation needed to avoid incurrence of such costs in writing before WR incurs such costs. Shipper shall have the right to alter its nominations and schedules to avoid the necessity for WR to incur such additional costs. The notice provided for in this Section 8.3 will allow Shipper a reasonable time, not less than thirty (30) business days, in which to take action to avoid the incurrence of such costs by WR. If Shipper does not take appropriate action in the period specified in the notice, WR will be authorized to increase the rates and charges to Shipper hereunder in an amount sufficient to allow it to recover such additional costs over the then-remaining term of this agreement.

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     8.4 In each contract year during the term of this Agreement, Shipper shall purchase or pay for an annual quantity of natural gas transportation service equal to the minimum annual quantity specified in Article IV (20 BCF per contract year) at the then effective transportation rate. If Shipper transports less than the annual minimum amount and such deficiency was not caused by WR, WR shall, in its first invoice after the end of the applicable contract year, invoice Shipper for the difference between Shipper's actual annual transportation quantity and such minimum annual quantity in the applicable contract year at the transportation rate in effect in the last month of the applicable contract year and Shipper shall be obligated to pay such charges. In any contract year after Shipper has, by virtue of this Paragraph 8.4, been required to pay transportation charges for volumes not transported, Shipper may transport such deficient volumes on an interruptible basis by providing WR written notice of the volume to be transported hereunder and subject to the availability of capacity to transport such volumes. Shipper may not transport such deficient volumes hereunder in any contract year until it shall have first transported under this Agreement the minimum annual quantity Specified in
Article IV for that contract year. In connection with the transportation of such deficient volumes, Shipper shall, in addition to the charges previously paid to WR, pay WR the difference between the transportation rate in effect hereunder when such volumes are actually transported and the rate which was in effect and applied to such deficient volumes at the time such deficiency was incurred. Shipper shall have six (6) months after termination of the Agreement to make up any deficient volumes that may have previously occurred.

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                                   ARTICLE IX

                              BILLING AND PAYMENT

     9.1 Following the commencement of deliveries and redeliveries pursuant to Paragraph 2.1 and 2.3 herein, WR shall on or before the tenth (10th) day of each month submit to Shipper a statement of the total MCF and MMBTU of gas delivered and redelivered pursuant to this Agreement during the preceding months as well as a billing for the transportation fee as determined in accordance with Article VIII herein.

     9.2 Shipper shall pay WR the amount shown as due by such billing within fifteen (15) days from the date of receipt of said statement, or by the twenty-fifth (25th) day of the month, whichever is later.

     9.3 Each party shall have the right at all reasonable times to examine the books, records, and charts of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this contract.

     9.4 If an error should be discovered in any billing, such error shall be adjusted within thirty (30) days of the determination thereof, provided that claim therefor shall have been made in writing within twenty-four (24) months from the date of such billing.

                                   ARTICLE X

                                INDEMNIFICATION

     10.1 As between the parties hereto, Shipper shall be deemed to be in control and possession of the gas deliverable hereunder and responsible for any loss,

                                       20

claim, demands, expenses, damages or injuries caused thereby, except for those occasioned solely by the negligence of WR, until the same shall have been delivered to WR at the points of delivery provided for herein, and Shipper fully indemnifies and holds WR harmless with respect thereto. As between the parties hereto, after delivery of such gas, WR shall be deemed to be in exclusive control and possession of the gas and responsible for any loss, claims, demands, expenses, injuries or damages caused thereby, except for those occasioned solely by the negligence of Shipper, and WR fully indemnifies and holds Shipper harmless with respect thereto.

     10.2 Shipper warrants the gas delivered to WR for redelivery shall be free from all adverse claims, liens and encumbrances. The party having control and possession of the gas shall do all things necessary to prevent and avoid any adverse claims, liens or encumbrances on the gas and shall indemnify and save harmless the other party from and against all suits, action, causes of action, claims and demands arising from or out of any adverse claims by third parties claiming ownership of or an interest in the gas which is delivered or for the account of the other party under this Agreement, and which are caused by the failure to so protect clear title to the gas.

                                   ARTICLE XI

                                      TERM

     11.1 The term of this agreement shall be for a primary period of five (5) contract years from June 1, 1995, and shall continue in effect from year-to-year thereafter; provided, however, after the primary period, either party, by giving twelve (12) months' written notice to the other party prior to an anniversary date may cancel

                                       21

and terminate this agreement without further liability hereunder, except as to any then existing imbalance, outstanding bill and the warranties expressed in
Section 10.2.

                                       22

                                  ARTICLE XII

                               PROCESSING RIGHTS

     12.1 Shipper shall retain all processing rights associated with the gas to be transported hereunder. WR will not process any gas delivered to it by Shipper. WR will redeliver to Shipper a volume of gas containing the same number of BTU's, equivalent gallons of ethane and heavier hydrocarbon components and equivalent cubic feet of helium as the gas contained when accepted by WR, except for any reduction for any natural gas liquids which may occur as a result of natural condensation in the compression or transportation process. Such natural gas liquids recovered shall be delivered for Shipper's account to MESA's Satanta Plant facilities.

                                  ARTICLE XIII

                               DISPUTE RESOLUTION

     13.1 DISPUTE RESOLUTION. No party to this Agreement shall be entitled to take legal action with respect to any dispute relating hereto until it has complied in good faith with the following alternative dispute resolution procedures. This Section 13.1 shall not apply if it is deemed necessary to take legal action immediately to preserve a party's adequate remedy.

     13.2 Negotiation. The parties shall attempt promptly and in good faith to resolve any dispute arising out of or relating to this Agreement, through negotiations between representatives who have authority to settle the controversy. Any party may give the other party(ies) written notice of any such dispute not resolved in the normal course of business. Within twenty (20) days after delivery of the notice,

                                       23

representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonable deem necessary, to exchange information and to attempt to resolve the dispute, until the parties conclude that the dispute cannot be resolved through unassisted negotiation. Negotiations extending sixty (60) days after notice shall be deemed at an impasse, unless otherwise agreed by the parties.

     13.3 If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s) shall be given at least three (3) working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal and State Rules of Evidence.

     13.4 ADR Procedure. If a dispute with more than twenty thousand dollars ($20,000.00) at issue has not been resolved within sixty (60) days of the disputing party's notice, a party wishing resolution of the dispute ("Claimant") shall initiate assisted Alternative Dispute Resolution (ADR) proceedings as described in this Section 13.4. Once the Claimant has notified the other ("Respondent") of a desire to initiate ADR proceedings, the proceedings shall be governed as follows: By mutual agreement, the parties shall select the ADR method they wish to use. The ADR method may include arbitration, mediation, mini-trial, or any other method which best suits the circumstances of the dispute. The parties shall agree in writing to the chosen ADR method and the procedural rules to be followed within thirty (30) days after receipt of notice of intent to initiate ADR proceedings. To the extent the parties

                                       24

are unable to agree on procedural rules in whole or in part, the current Center for Public Resources (CPR) Model Procedure for Mediation of Business Disputes, CPR Model Mini-trial Procedure, or CPR Commercial Arbitration Rules--whichever applies to the chosen ADR method--shall control, to the extent such rules are consistent with the provisions of this Section 13.4. If the parties are unable to agree on an ADR method, the method shall be arbitration.

     13.5 The parties shall select a single Neutral third party to preside over the ADR proceedings, by the following procedure: Within fifteen (15) days after an ADR method is established, the Claimant shall submit a list of five (5) acceptable Neutrals to the Respondent. Each Neutral listed shall be sufficiently qualified, including demonstrated neutrality, experience and competence regarding the subject matter of the dispute. A Neutral shall be deemed to have adequate experience if an attorney or former judge. None of the Neutrals may be present or former employees, attorneys or agents of either party. The list shall supply information about each Neutral, including address, and relevant background and experience (including education, employment history and prior ADR assignments). Within fifteen (15) days after receiving the Claimant's list of Neutrals, the Respondent shall select one Neutral from the list, if at least one individual on the list is acceptable to the Respondent. If none on the list are acceptable to the Respondent, the Respondent shall submit a list of five (5) Neutrals, together with the above background information, to the Claimant. Each of the Neutrals shall meet the conditions stated above regarding the Claimant's Neutrals. Within fifteen (15) days after receiving the Respondent's list of Neutrals, the Claimant

                                       25

shall select one Neutral, if at least one individual on the list is acceptable to the Respondent. If none of the list are acceptable to the Claimant, then the parties shall request assistance from the Center for Public Resources, Inc., to select a Neutral.

     13.6 The ADR proceeding shall take place within thirty (30) days after the Neutral has been selected. The Neutral shall issue a written decision within thirty (30) days after the ADR proceeding is complete. Each party shall be responsible for an equal share of the costs of the ADR proceeding. The parties agree that any applicable statute of limitations shall be tolled during the pendency of the ADR proceedings, and no legal action may be brought in connection with this agreement during the pendency of an ADR proceeding.

     13.7 The Neutral's written decision shall become final and binding on the parties, unless a party objects in writing within thirty (30) days of receipt of the decision. The objecting party may then file a lawsuit in any court allowed by this Agreement. The Neutral's written decision shall be admissible in the objecting party's lawsuit.

                                       26

                                  ARTICLE XIV

                           REGULATORY AUTHORIZATIONS

     14.1 The transportation of gas hereunder is made pursuant to the authority under WR's certificate of convenience and necessity granted by the Kansas Corporation Commission. If at any time during the term of this Agreement, any governmental authority shall take action as to WR, excluding however, any action relating to the rates prescribed under Article VIII or the costs of providing the services hereunder, and/or Shipper whereby the sale/purchase or transportation of gas hereunder is prescribed or subject to conditions or restraint that, in the sole judgment of the party affected is unacceptable, such party, upon written notice to the other, may cancel and terminate this Agreement without further liability hereunder, except as to any then existing imbalance, outstanding bill and the warranties expressed in Section 10.2 herein. Any obligations of Shipper under Section 8.4 herein shall automatically cease for that contract year and any subsequent contract year.

     14.2 The parties hereto shall respectively proceed with diligence in the preparation, filing and prosecution of any applications, filings and notices with federal and/or other governmental agencies as may be required. Each party shall promptly provide the other with a copy of all applications, filings, notices, and approvals. Shipper agrees to reimburse WR for any filing fees imposed by regulatory agencies upon such filing.

     14.3 If required, WR shall, pursuant to the rules and regulations promulgated by the regulatory agency having authority, promptly file for approval of the rates

                                       27

prescribed under Article VIII. In the event any such filing is not approved within sixty (60) days of the execution of this Agreement, WR or Shipper shall have the right to terminate this Agreement effective upon written notice given to one by the other.

     14.4 If at any time during the term of this Agreement, WR and Shipper mutually agree upon changes in the rates prescribed under Article VIII, WR shall promptly file for the approval of such revised rates. In the event any such filing shall be disapproved, WR and Shipper shall attempt to agree upon new rates. Should WR and Shipper be unable to agree upon new rates within a period of sixty (60) days after the disapproval of such rates by the regulatory agency having jurisdiction, then either party, by giving twelve (12) months written notice to the other party, may cancel and terminate this Agreement. Absent approval of revised rates, the existing (old) rates shall remain in effect while this Agreement remains effective.
                                       28

                                   ARTICLE XV

                                    NOTICES

     15.1 Any formal notice, request or demand which either party may desire to give to the other respecting this Agreement, shall be in writing and shall be considered as duly delivered when mailed by registered or certified mail by said party to the other party hereto, as follows:

NOTICES AND PAYMENTS:

MESA Operating Co.
5205 N. O'Connor Blvd, Suite 1400
Irving, Texas 75039-3746
Attn: Marketing Department
Facsimile: (214) 444-4394

NOTICES:

WESTERN RESOURCES, INC.
P. O. Box 889
Topeka, Kansas 66601
Attn.: Gas Supply
Gas Control Facsimile: 913-575-8137

PAYMENTS:

WESTERN RESOURCES, INC.
P.O. Box 758500
Topeka, KS 66675-8500

                                       29

or to such other address as either party shall designate by formal written notice. Routine communications shall be considered as duly delivered as of the postmarked date when mailed by ordinary mail. Nominations and confirmations thereof may be made by facsimile. Operating communications by telephone or other mutually agreeable means shall be considered as duly delivered without subsequent written confirmation, unless written confirmation is requested by either party.

                                  ARTICLE XVI

                                 FORCE MAJEURE

     16.1 Neither party shall be liable for failure of performance (other than to make payments due hereunder) due to labor controversies, fires, strikes, floods, lack of water, winds, lightning, accidents, required maintenance and repair of equipment and lines of pipe, the inability of any party hereto to obtain right-of-way grants necessary to enable such party to fulfill any obligation hereunder, or the delay or failure on the part of such party in acquiring such right-of-way grants due to cost, which in the opinion of such party is unreasonable or excessive, or any other circumstances beyond the control of the party failing to perform, whether of similar or dissimilar nature. Settlement of strikes and lockouts shall be wholly within the discretion of the party involved in any such strike or lockout.

     Failure by Shipper or WR to meet the quality, reliability and measurement standards provided herein shall not constitute force majeure.

                                       30

     Immediately upon becoming aware of the occurrence or termination of an event of force majeure, the party claiming force majeure shall give notice thereof to the other party describing such event.

                                  ARTICLE XVII

                              LAWS AND REGULATIONS

     17.1 This Agreement shall be subject to all valid statutes and valid rules and regulations of any duly constituted Federal or State regulatory body having jurisdiction herein.

                                 ARTICLE XVIII

                          NONWAIVER OF FUTURE DEFAULT

     18.1 No waiver by any party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other existing or future default or defaults, whether of a like or of a different character.

                                  ARTICLE XIX

                             SUCCESSORS AND ASSIGNS

     19.1 Any company which shall succeed by purchase, merger or consolidation to the properties or which shall take title, at the wellhead, of the gas transported hereunder, substantially as an entirety, shall be subject to the obligations of its predecessor in title under this Agreement. No other assignment of this Agreement or any of the rights or obligations hereunder shall be made unless there first shall have been obtained the consent thereto of the other party, which such

                                       31

consent shall not be unreasonably withheld. Furthermore, either party may assign the interest in and to and under this Agreement to a trustee or trustees, individual or corporate, as security for bonds or other obligations or securities without the necessity of any such assignee becoming in any respect obligated to perform the obligation of the assignor under this Agreement and, if any such trustee be a corporation, without its being required to qualify to do business in any state in which performance of this Agreement may occur.

                                   ARTICLE XX

                           DEHYDRATION FUEL AGREEMENT

     20.1 This Agreement does not modify the obligations of WR or HCLP under the terms of the Dehydration Fuel Agreement dated April 16, 1993.

                                  ARTICLE XXI

                         COMPRESSION OF GAS BY SHIPPER

21.1 In the event WR's compression capacity is being fully utilized, Shipper may provide compression services on an interruptible basis for gas being transported by WR. Shipper may stop providing compression services in whole or in part at any time for any reason. WR shall pay Shipper five cents ($0.05) plus fuel for each MCF of gas compressed by Shipper and delivered to the Intermediate Redelivery Point. Such gas compressed by Shipper shall be measured at the inlet to Shipper's

                                       32

compression facilities in accordance with the measurement procedures set forth in Article VII herein.

                                  ARTICLE XXII

                                 MISCELLANEOUS

     22.1 Any modification of terms or amendment of provisions of this agreement shall become effective only by supplemental written agreement between the parties hereto.

     22.2 As to all matters of construction and interpretation, this Agreement shall be interpreted, construed and governed by the laws of the State of Kansas.

     22.3 Transportation hereunder shall be effected pursuant to any and all applicable regulations, of the regulatory agency having authority, and the parties hereto agree to comply with all said regulations in their performance of this Agreement.

                                       33

     IN WITNESS WHEREOF, the parties hereto have caused two (2) originals of this Agreement to be executed, by their officers duly authorized, as of the day and year first hereinabove written.

WITNESS: LARRY G. WILLER             WESTERN RESOURCES, INC.
                                     By: R. H. TANGEMAN
                                         --------------------------------
                                         R. H. Tangeman
                                     Assistant Vice President, Gas Supply

WITNESS: D'NARD A. HEMPHILL          MESA OPERATING CO. acting on behalf
                                     of itself and as agent for
                                     Hugoton Capital Limited Partnership

                                     By: PAUL W. CAIN
                                         --------------------------------
                                         Paul W. Cain
                                     Title: President

                                       34

                                  Exhibit "A"

                                       to

                            Gas Transport Agreement

                              Dated June 14, 1994

                                    between

                            Western Resources, Inc.

                                      and

               MESA Operating Co. acting on behalf of itself and
                as agent for Hugoton Capital Limited Partnership

                                DELIVERY POINTS

Initial Delivery Point-

     Interconnect between Shipper and WR at the inlet of WR's Ulysses compressor station located in Grant County, Kansas (Sec. 10-T30S-R37W).

Intermediate Delivery Point-

     Interconnect between Shipper and WR at the outlet of Shipper's Ulysses Processing Plant located in Grant County, Kansas (Sec. 10-T30S-R37W).

                                  Exhibit "B"

                                       to

                            Gas Transport Agreement

                              Dated June 14, 1994

                                    between

                            Western Resources, Inc.

                                      and

                MESA Operating Co. acting on behalf of itself and as agent for Hugoton Capital Limited Partnership

                               REDELIVERY POINTS

Intermediate Redelivery Point-

     Interconnect between WR and the inlet of Shipper's Ulysses
     Processing Plant located in Grant County, Kansas (Section
     10-T30S-R37W).

Final Redelivery Point-

     Interconnect between WR and the inlet to Shipper's Satanta
     Processing Plant in Grant County, Kansas (Sec. 5-T30S-R35W).